Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Fourth Quarter and Fiscal Year 2025 Results

■Net sales in the fourth quarter of 2025 increased 9% versus the fourth quarter of 2024.

■Gross profit in the fourth quarter of 2025 was $754 million, an increase of 8% versus the fourth quarter of 2024.

■Income from operations for the fourth quarter of 2025 was $242 million, an increase of $23 million, or 11%(a). Income from operations for fiscal year 2025 was $951 million, an increase of $30 million, or 3%.

Key Results

	Fourth Quarter			Fiscal Year
(in millions)	2025	2024	Change	2025	2024	Change
Volume(1)	93.8	89.7	4.6%	354.0	353.1	0.3%
Net sales	$1,904.2	$1,746.5	9.0%	$7,228.1	$6,899.7	4.8%
Gross profit	$754.2	$697.9	8.1%	$2,872.4	$2,753.2	4.3%
Gross margin	39.6%	40.0%		39.7%	39.9%
Income from operations	$242.1	$218.7	10.7%	$950.7	$920.4	3.3%
Operating margin	12.7%	12.5%		13.2%	13.3%

Beverage Sales	Fourth Quarter			Fiscal Year
(in millions)	2025	2024	Change	2025	2024	Change
Sparkling bottle/can	$1,152.9	$1,083.5	6.4%	$4,249.8	$4,106.1	3.5%
Still bottle/can	$584.4	$531.3	10.0%	$2,362.9	$2,227.2	6.1%

(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery.

Fourth Quarter and Fiscal Year 2025 Review
CHARLOTTE, February 18, 2026 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the fourth quarter and the fiscal year ended December 31, 2025.

“2025 was another successful year of performance for our Company, delivering the highest level of revenue, gross profit and operating income in our Company’s history,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “I’m especially proud of our teammates operating as One Team to drive superior execution in the marketplace. The strong results we are achieving affirm our decision to make an incremental investment this year in our front-line teammates.”

Volume was up 4.6% in the fourth quarter of 2025 and up 0.3% in fiscal year 2025. The fourth quarter of 2025 had one additional selling day compared to the fourth quarter of 2024, which accounted for approximately 1.1% of the increase in volume. Our Sparkling category volume increased by 3.5% in the fourth quarter of 2025. The strong Sparkling volume performance continued to be driven by growth within zero-sugar and flavor offerings, with improved demand for Coca-Cola Original Taste. Still category volume increased 8.7% in the fourth quarter of 2025 as a result of strong performance across many brands. Monster, Dasani, Powerade, BODYARMOR, Topo Chico and Core Power all achieved volume growth in the fourth quarter of 2025, reflecting strength across our entire portfolio of brands. For fiscal year 2025, there was one fewer selling day compared to fiscal year 2024, which negatively impacted the annual volume comparison by approximately 0.3%. For fiscal year 2025, Sparkling volume was flat while Still volume increased 1.0%.

Net sales increased 9.0% to $1.9 billion in the fourth quarter of 2025 and increased 4.8% to $7.2 billion in fiscal year 2025. The additional selling day in the fourth quarter of 2025 accounted for approximately $20 million of the sales growth during the quarter, or 1.1%. The growth in net sales was primarily the result of annual pricing actions and strong volume performance during the fourth quarter of 2025. Sparkling and Still net sales increased 6.4% and 10.0% in the fourth quarter of 2025, respectively, compared to the fourth quarter of 2024. For fiscal year 2025, Sparkling and Still net sales increased 3.5% and 6.1%, respectively. The increase in Sparkling category net sales was driven primarily by sales of multi-pack, take-home packages sold within our large store, club and value channels. The increase in Still category net sales was driven primarily by the solid performance across our Still portfolio sold within large retail and convenience stores.

Gross profit in the fourth quarter of 2025 was $754.2 million, an increase of $56.4 million, or 8.1%. Gross margin in the fourth quarter of 2025 decreased 40 basis points to 39.6%. The reduction in gross margin resulted primarily from an increase in aluminum costs, which included the impact of elevated import tariffs. This reduction in gross margin was partially offset by efficiencies in our supply chain and go-to-market strategies. Gross profit in fiscal year 2025 was $2.9 billion, an increase of $119.2 million, or 4.3%.

“Our operating performance in 2025 and the momentum we built in the back half of the year demonstrates the strength of our portfolio and the dedication of our teammates,” said Dave Katz, President and Chief Operating Officer. “The operating environment continues to be dynamic with multiple regulatory and cost challenges, but our strong partnership with The Coca-Cola Company, the strength of our brand portfolio and the high-performing team we have in place gives me optimism about 2026. We are excited about our plans to celebrate America250TM and the FIFA World Cup in 2026 and the value both of these partnerships will drive for our business.”

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2025 increased $33.0 million, or 6.9%. The increase in SD&A expenses in the fourth quarter of 2025 as compared to the fourth quarter of 2024 was primarily driven by the cost of labor, which includes annual wage adjustments made earlier this year and an additional investment in the base wages of our front-line teammates, which became effective at the beginning of the third quarter of 2025. SD&A expenses as a percentage of net sales in the fourth quarter of 2025 decreased 50 basis points to 26.9% as compared to the fourth quarter of 2024. SD&A expenses in fiscal year 2025 increased $88.9 million, or 4.8%. SD&A expenses as a percentage of net sales in fiscal year 2025 remained stable at 26.6% as compared to fiscal year 2024.

Income from operations in the fourth quarter of 2025 was $242.1 million, compared to $218.7 million in the fourth quarter of 2024, an increase of 10.7%. The additional selling day in the fourth quarter of 2025 accounted for approximately $5 million of the growth in income from operations during the quarter, or 2.3%. Operating margin for the fourth quarter of 2025 was 12.7% as compared to 12.5% for the fourth quarter of 2024, an increase of 20 basis points. For fiscal year 2025, income from operations improved $30.3 million to $950.7 million, an increase of 3.3%. The one fewer selling day in fiscal year 2025 accounted for an approximately $5 million decrease in income from operations.

Net income in the fourth quarter of 2025 was $137.3 million, compared to $178.9 million in the fourth quarter of 2024, a decline of $41.7 million, or 23.3%. On an adjusted(b) basis, net income in the fourth quarter of 2025 was $157.8 million, compared to $156.7 million in the fourth quarter of 2024, an increase of $1.2 million, or 0.7%. Net income for the fourth quarter of 2024 benefited from routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven primarily by an increase to the discount rate used to compute the fair value of the liability during that period.

Net income in fiscal year 2025 was $570.6 million, compared to $633.1 million in fiscal year 2024, a decline of $62.5 million, or 9.9%. On an adjusted(b) basis, net income in fiscal year 2025 was $668.5 million, compared to $678.6 million in fiscal year 2024, a decrease of $10.1 million, or 1.5%. As compared to fiscal year 2024, net income for fiscal year 2025 was more adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, primarily driven by changes in the discount rate and future cash flow projections used to compute the fair value of the liability, and by increased interest expense. Income tax expense for fiscal year 2025 was $202.3 million, compared to $223.5 million for fiscal year 2024, resulting in an effective income tax rate of approximately 26% for both periods.

Cash flows from operations for fiscal year 2025 were $931.9 million, compared to $876.4 million for fiscal year 2024. In fiscal year 2025, we invested approximately $312 million in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2026, we expect capital expenditures to be approximately $300 million. In the fourth quarter of 2025, we repurchased all of the remaining shares of our common stock previously owned by The Coca-Cola Company for approximately $2.4 billion. In fiscal year 2025, we returned approximately $2.7 billion to stockholders through share repurchases and dividends.

Note on 2026 fiscal calendar: The first quarter of 2026 will include six extra days as compared to the first quarter of 2025. The fourth quarter of 2026 will include six fewer days as compared to the fourth quarter of 2025. The full fiscal years of 2026 and 2025 have the same number of days.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the fourth quarter and the fiscal year ended December 31, 2025 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 123 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation or uncertainty around tariffs) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability, product safety and benefit programs, including supplemental nutrition assistance programs; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather, or the increased frequency of any such events due to climate change, and public expectations around combatting climate change; or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2025	2024	2025	2024
Net sales	$1,904,242	$1,746,495	$7,228,055	$6,899,716
Cost of sales	1,149,996	1,048,621	4,355,693	4,146,537
Gross profit	754,246	697,874	2,872,362	2,753,179
Selling, delivery and administrative expenses	512,128	479,125	1,921,706	1,832,829
Income from operations	242,118	218,749	950,656	920,350
Interest expense, net	25,169	3,997	42,678	1,848
Other expense (income), net	28,726	(31,279)	135,060	61,848
Income before taxes	188,223	246,031	772,918	856,654
Income tax expense	50,973	67,083	202,336	223,529
Net income	$137,250	$178,948	$570,582	$633,125

Basic net income per share(c):
Common Stock	$1.84	$2.05	$6.82	$7.01
Weighted average number of Common Stock shares outstanding	64,626	77,330	73,658	80,348

Class B Common Stock	$1.80	$2.05	$6.78	$6.95
Weighted average number of Class B Common Stock shares outstanding	10,047	10,047	10,047	10,047

Diluted net income per share(c):
Common Stock	$1.84	$2.05	$6.81	$6.99
Weighted average number of Common Stock shares outstanding – assuming dilution	74,732	87,452	83,807	90,524

Class B Common Stock	$1.80	$2.04	$6.76	$6.92
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	10,106	10,122	10,149	10,176

(c)     All share or per share amounts impacting the net income per share amounts have been retroactively adjusted to reflect the effects of a 10-for-1 forward stock split executed by the Company during the second quarter of 2025.

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$281,918	$1,135,824
Short-term investments	—	301,210
Trade accounts receivable, net	574,601	552,979
Other accounts receivable	125,086	130,563
Inventories	336,401	330,395
Prepaid expenses and other current assets	108,668	96,331
Total current assets	1,426,674	2,547,302
Property, plant and equipment, net	1,604,605	1,505,267
Right-of-use assets - operating leases	116,611	112,351
Leased property under financing leases, net	1,160	3,138
Other assets	216,428	181,048
Goodwill	165,903	165,903
Other identifiable intangible assets, net	771,617	798,130
Total assets	$4,302,998	$5,313,139

LIABILITIES AND (DEFICIT)/EQUITY
Current Liabilities:
Current portion of debt	$100,000	$349,699
Current portion of obligations under operating leases	24,412	23,257
Current portion of obligations under financing leases	556	2,685
Accounts payable and accrued expenses	1,003,689	937,528
Total current liabilities	1,128,657	1,313,169
Deferred income taxes	143,738	132,941
Pension and postretirement benefit obligations and other liabilities	988,053	918,061
Noncurrent portion of obligations under operating leases	95,076	92,362
Noncurrent portion of obligations under financing leases	1,188	2,346
Long-term debt	2,686,009	1,436,649
Total liabilities	5,042,721	3,895,528

(Deficit)/Equity:
Stockholders’ (deficit)/equity	(739,723)	1,417,611
Total liabilities and (deficit)/equity	$4,302,998	$5,313,139

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$570,582	$633,125
Depreciation expense, amortization of intangible assets and deferred proceeds, net	218,530	193,791
Fair value adjustment of acquisition related contingent consideration	131,901	59,166
Deferred income taxes	13,704	2,529
Change in current assets and current liabilities	10,551	(3,774)
Change in noncurrent assets and noncurrent liabilities	(17,354)	(13,958)
Other	3,990	5,478
Net cash provided by operating activities	$931,904	$876,357

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(312,315)	$(371,015)
Purchases and disposals of short-term investments	306,304	(296,035)
Other	(13,006)	(15,151)
Net cash used in investing activities	$(19,017)	$(682,201)

Cash Flows from Financing Activities:
Payments related to share repurchases	$(2,606,031)	$(625,654)
Borrowings under bridge loan facility and term loan facilities	2,150,000	—
Repayments of bridge loan facility and senior notes	(1,150,000)	—
Cash dividends paid	(86,673)	(185,635)
Payments of acquisition related contingent consideration	(68,884)	(64,312)
Proceeds from bond issuance	—	1,200,000
Other	(5,205)	(18,000)
Net cash (used in) provided by financing activities	$(1,766,793)	$306,399

Net (decrease) increase in cash and cash equivalents during period	$(853,906)	$500,555
Cash and cash equivalents at beginning of period	1,135,824	635,269
Cash and cash equivalents at end of period	$281,918	$1,135,824

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

Results for the fourth quarter of 2025 include one additional selling day compared to the fourth quarter of 2024. Results for fiscal year 2025 include one fewer selling day compared to fiscal year 2024. For comparison purposes, the estimated impact of the changes in selling days in the fourth quarter and fiscal year 2025 have been excluded from our comparable(b) volume results.

	Fourth Quarter			Fiscal Year
(in millions)	2025	2024	Change	2025	2024	Change
Volume	93.8	89.7	4.6%	354.0	353.1	0.3%
Volume related to extra day in fiscal period	(1.0)	—		—	(1.0)
Comparable volume	92.8	89.7	3.5%	354.0	352.1	0.5%

	Fourth Quarter 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$754,246	$512,128	$242,118	$188,223	$137,250	$1.84
Fair value adjustment of acquisition related contingent consideration	—	—	—	27,433	20,630	0.28
Fair value adjustments for commodity derivative instruments	(1,284)	(1,225)	(59)	(59)	(44)	(0.01)
Total reconciling items	(1,284)	(1,225)	(59)	27,374	20,586	0.27
Adjusted results (non-GAAP)	$752,962	$510,903	$242,059	$215,597	$157,836	$2.11

Adjusted % Change vs. Fourth Quarter 2024	7.6%	6.7%	9.6%

	Fourth Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$697,874	$479,125	$218,749	$246,031	$178,948	$2.05
Fair value adjustment of acquisition related contingent consideration	—	—	—	(31,711)	(23,937)	(0.26)
Fair value adjustments for commodity derivative instruments	2,073	(127)	2,200	2,200	1,656	0.02
Total reconciling items	2,073	(127)	2,200	(29,511)	(22,281)	(0.24)
Adjusted results (non-GAAP)	$699,947	$478,998	$220,949	$216,520	$156,667	$1.81

	Fiscal Year 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$2,872,362	$1,921,706	$950,656	$772,918	$570,582	$6.82
Fair value adjustment of acquisition related contingent consideration	—	—	—	131,901	99,190	1.18
Fair value adjustments for commodity derivative instruments	(2,183)	(455)	(1,728)	(1,728)	(1,299)	(0.02)
Total reconciling items	(2,183)	(455)	(1,728)	130,173	97,891	1.16
Adjusted results (non-GAAP)	$2,870,179	$1,921,251	$948,928	$903,091	$668,473	$7.98

Adjusted % Change vs. Fiscal Year 2024	4.2%	4.9%	3.0%

	Fiscal Year 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$2,753,179	$1,832,829	$920,350	$856,654	$633,125	$7.01
Fair value adjustment of acquisition related contingent consideration	—	—	—	59,166	44,493	0.49
Fair value adjustments for commodity derivative instruments	728	(547)	1,275	1,275	959	0.01
Total reconciling items	728	(547)	1,275	60,441	45,452	0.50
Adjusted results (non-GAAP)	$2,753,907	$1,832,282	$921,625	$917,095	$678,577	$7.51

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.